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                                                                Exhibit 10(e)(4)
                          FORM OF SEVERANCE AGREEMENT
                                    BETWEEN
                       PUBLIC SERVICE COMPANY OF COLORADO
                                      AND
                                (EXECUTIVE NAME)


   THIS AGREEMENT, effective this 27th day of November, 1995, by and between Public Service Company of Colorado, a Colorado corporation (the "Company") and (Executive Name) (the "Executive").

                              W I T N E S S E T H:

   WHEREAS, the Executive is a valuable employee of the Company and an integral part of its management who is a key participant in the decision making process relative to short-term and long-term planning and policy for the Company; and

   WHEREAS, the Company wishes to encourage the Executive to continue his career and services with the Company for the period during and after an actual or threatened Change in Control; and

   WHEREAS, the Board of Directors of the Company, at its meeting on August 22, 1995, determined that it would be in the best interests of the Company and its shareholders to assure continuity in the management of the Company's administration and operations in the event of a Change in Control by entering into this Severance Agreement with the Executive;

   NOW THEREFORE, it is hereby agreed by and between the parties hereto as follows:

     1. Definitions.

     "Board" shall mean the Board of Directors of the Company.

     "Cause" shall mean the Executive's fraud or dishonesty which has resulted or is likely to result in material economic damage to the Company, as determined in good faith by a vote of at least two-thirds of the non-employee directors of the Company at a meeting of the Board at which the Executive is provided an opportunity to be heard.

     "Change in Control" shall mean:

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     (i) either (A) receipt by the Company of a report on Schedule 13D, or an amendment to such a report, filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "1934 Act") disclosing that any person (as such term is used in Section 13(d) of the 1934 Act) ("Person"), is the beneficial owner, directly or indirectly, of twenty
(20) percent or more of the outstanding stock of the Company, or (B) actual knowledge by the Company of facts, on the basis of which any Person is required to file such a report on Schedule 13D, or to make an amendment to such a report, with the SEC (or would be required to file such a report or amendment upon the lapse of the applicable period of time specified in Section 13(d) of the 1934
Act) disclosing that such Person is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Company;

      (ii) purchase by any Person, other than the Company or a wholly-owned subsidiary of the Company, of shares pursuant to a tender or exchange offer to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration provided that, after consummation of the offer, such Person is the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire stock);

  (iii) approval by the shareholders of the Company of (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of stock of the Company would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which holders of its stock immediately prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before, or (b) any consolidation or merger in which the Company is the continuing or surviving corporation but in which the common shareholders of the Company immediately prior to the consolidation or merger do not hold at least a majority of the outstanding common stock of the continuing or surviving corporation (except where such holders of common stock hold at least a majority of the common stock of the corporation which owns all of the common stock of the Company), or (c) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (d) any merger or consolidation of

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the Company where, after the merger or consolidation, one Person owns 100% of the shares of stock of the Company (except where the common holders of the Company's stock immediately prior to such merger or consolidation own at least 90% of the outstanding stock of such Person immediately after such merger or consolidation); or

   (iv) a change in the majority of the members of the Board within a 24-month period unless the election or nomination for election by the Company's shareholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the 24-month period.

   "Compensation" shall mean the sum of (i) the Executive's annual rate of base salary on the last day the Executive was an employee of the Company, including any elective contributions made by the Company on behalf of the Executive that are not includible in the gross income of the Executive under Section 125 or 402(a)(8) of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision thereto, (ii) the target incentive award for the Executive under the short-term component of the Annual Incentive Plan of the Company for the current year, (iii) the economic equivalent value of any long-term incentive awards (including dividend equivalents) the Executive would have received had he remained employed for the remaining term of this Agreement, based upon the awards received in the calendar year preceding termination, (iv) an amount equal to any Company matching or special contribution allocated to the Executive's account for the calendar year preceding termination under the Employees' Savings Plan or stock ownership plan.

    "Constructive Discharge" shall mean a good faith determination by the Executive that there has been any (i) material change by the Company of the Executive's functions, duties or responsibilities which change would cause the Executive's position with the Company to become of less dignity, responsibility, importance, prestige or scope, including, without limitation, the assignment to the Executive of duties and responsibilities inconsistent with his positions,
(ii) assignment or reassignment by the Company of the Executive without the Executive's consent to another place of employment more than 50 miles from the Executive's current place of employment, (iii) liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, other than a transaction or series of transactions in which the resulting or surviving transferee entity has, in the aggregate, a net worth at least equal to that of the Company immediately

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before such transaction and expressly assumes this Agreement and all obligations and undertakings of the Company hereunder, or (iv) reduction which is more than de minimis in the Executive's total compensation or benefits or any component thereof, by written notice to the Company, specifying the event relied upon for such termination and given at any time within six months after the occurrence of such event. Notwithstanding any provision herein to the contrary, during the 30-day period following the one year anniversary of the Transaction Completion Date the Executive may elect to terminate employment for any reason and such termination of employment shall be considered a Constructive Discharge; provided, however, for purposes of determining the benefits under Paragraph 3.a. hereof, `two years' shall be substituted for `three years.' The Company and Executive, upon mutual written agreement, may waive any of the foregoing provisions which would otherwise constitute a Constructive Discharge.

"Transaction Completion Date" shall mean the date on which occurs subparagraphs
(i), (ii) or (iv) of the definition of Change in Control in paragraph 1 or occurs the transaction which was the subject of shareholder approval pursuant to subparagraph (iii) of the definition of Change in Control in paragraph 1."

  2.  Term.   This Agreement shall be effective as of the date above written and shall continue thereafter until 36 full calendar months following the Transaction Completion Date. This Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied.

  3.  Severance Benefit.

   a. If the Executive's employment hereunder is terminated by the Company for any reason other than cause, death or disability, or by the Executive in the event of a Constructive Discharge, at any time during the Coverage Period, then, within five business days after such termination, the Company shall pay to the Executive (if the Executive has died before receiving all payments to which he has become entitled hereunder to the estate of the Executive) (i) accrued but unpaid salary and accrued but unused vacation and (ii) severance pay in a lump sum cash amount equal to three years of the Executive's Compensation. During the three year period which begins on the date of employment termination the Executive shall receive (i) full benefits coverage for welfare plans in place and operational on the date of termination and (ii) full perquisites for all perquisites in place and operational on the date of termination. The Company shall pay to Executive the

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present value of the benefits that would have accrued under the qualified retirement plans in place and operational on the date of termination if the Executive had received credit for the three year period of severance under this Agreement. The Company shall treat the Executive as if he had continued participation and benefit accruals under the Company's Supplemental Retirement Income Plan or a successor plan (as in effect upon the Change in Control) during the three year period. The Company shall treat the Executive as employed by the Company for purposes of exercising stock options during the three year period. The Coverage Period shall begin on the Starting Date and end on the Ending Date. The Starting Date shall be the earlier of (i) the date on which a public announcement is made by the Company of its intention to participate in a transaction which constitutes a Change in Control, or (ii) the date on which a Change in Control occurs. The Ending Date shall be the earlier of (i) the date on which a public announcement is made by the Company of its intention to abandon a Change in Control transaction, or (ii) the date which is 36 full calendar months following the Transaction Completion Date. The Executive's termination of employment with the Company to become an employee of a corporation which owns 100% of the Company shall not be considered a termination of employment for purposes of this Agreement. The subsequent termination of Executive's employment from such corporation shall be considered a termination of employment for purposes of this Agreement.

      b. For a period commencing with the month in which termination of employment as described in paragraph 3.a. above shall have occurred, and ending 36 months thereafter, the Executive shall be entitled to all benefits under the Company's welfare benefit plans (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended), as if the Executive were still employed during such period, at the same level of benefits and at the same dollar cost to the Executive as is available to all of the Company's senior executives generally and if and to the extent that equivalent benefits shall not be payable or provided under any such plan, the Company shall pay or provide equivalent benefits on an individual basis. The benefits provided in accordance with this paragraph 3.b. shall be secondary to any comparable benefits provided by another employer.

      c. (i) If Independent Tax Counsel shall determine that the aggregate payments made to the Executive pursuant to this Agreement and any other payments to the Executive from the Company which constitute "parachute payments" as defined in Section 280G of the Code (or any successor provision thereto) ("Parachute

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Payments") would be subject to the excise tax imposed by Section 4999 of the
Code (the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount (determined by Independent Tax Counsel) such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the payments. For purposes of this Paragraph 3.c., "Independent Tax Counsel" shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, with expertise in the area of executive compensation tax law, who shall be selected by the Executive and shall be reasonably acceptable to the Company, and whose fees and disbursements shall be paid by the Company.

     (ii) If Independent Tax Counsel shall determine that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that the Executive has substantial authority not to report any Excise Tax on the Executive's Federal income tax return. If the Executive is subsequently required to make a payment of any Excise Tax, then the Independent Tax Counsel shall determine the amount (the amount of such additional payments are referred herein as "Gross-Up Underpayment") of such payment and any such Gross-Up Underpayment shall be promptly paid by the Company to or for the benefit of the Employee. The fees and disbursements of the Independent Tax Counsel shall be paid by the Company.

     (iii) The Executive shall notify the Company in writing within 15 days of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. If the Company notifies the Executive in writing that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this sentence, the Executive shall:

           (A) give the Company any information reasonably requested by the Company relating to such claim,

           (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

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           (C) cooperate with the Company in good faith in order to effectively contest such claim, and

           (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. The Company shall control all proceedings taken in connection with such contest; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance.

        (iv) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 3.c.(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall within 10 days pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

     d. In the event of any termination of the Executive's employment described in paragraph 3.a., the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment.

     4.  Source of Payments.

         All payments provided for in paragraph 3. above shall be paid in cash from the general funds of the Company; provided, however, that such payments shall be reduced by the amount of any payments made to the Executive or his dependents, beneficiaries or estate from any trust or special or separate fund established by the Company to assure such payments. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company

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shall make any investments to aid it in meeting its obligations hereunder, the
Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company such right shall be no greater than the right of an unsecured creditor of the Company.

     5.  Litigation Expenses: Arbitration.

         a.  Full Settlement, Litigation Expenses; Arbitration.  The Company's
             -------------------------------------------------
obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, upon written demand therefor by the Executive, all legal fees and expenses which the Executive may reasonably incur as a result of any dispute or contest (regardless of the outcome thereof) by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement, plus in each case interest at the applicable Federal rate provided for in
Section 7872(f)(2) of the Code. In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, he shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company's obligations hereunder, in his sole discretion. If the parties hereto so agree in writing, any disputes under this Agreement may be settled by arbitration.
The obligation of the Company under this paragraph 5. shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Executive, upon the expiration of this Agreement or otherwise).

         b. In the event of any dispute or difference between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of rights hereunder, the Executive may, in his sole discretion by written notice to the Company, require such dispute or difference to be submitted to

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arbitration. The arbitrator or arbitrators shall be selected by agreement of the parties or, if they cannot agree on an arbitrator or arbitrators within 30 days after the Executive had notified the Company of his desire to have the question settled by arbitration, then the arbitrator or arbitrators shall be selected by the American Arbitration Association (the "AAA") in Denver, Colorado upon the application of the Executive. The determination reached in such arbitration shall be final and binding on both parties without any right of appeal or further dispute. Execution of the determination by such arbitrator may be sought in any court of competent jurisdiction. The arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this Agreement as an honorable engagement and not merely as a legal obligation. Unless otherwise agreed by the parties, any such arbitration shall take place in Denver, Colorado, and shall be conducted in accordance with the Rules of the AAA.

     6.  Income Tax Withholding.

     The Company may withhold from any payments made under this Agreement all federal, state or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     7.  Entire Understanding.

     This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior severance agreement between the Company and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of any kind elsewhere provided and not expressly provided for in this Agreement including without limitation, any benefit or compensation under the Company's Annual Incentive Plan, Supplemental Benefit Plan for Key Management Employees, and any excess or supplemental plan to the Employees' Savings and Stock Ownership Plan.

     8.  Severability.

     If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a

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provision shall to the full extent consistent with law continue in full force and effect.

     9.  Consolidation, Merger, or Sale of Assets.

     If the Company consolidates or merges into or with, or transfers all or substantially all of its assets to, another corporation the term "the Company" as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.

     10.  Notices.

     All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class as follows:

     a.  to the Company:

         Public Service Company of Colorado
         P.O. Box 840
         Denver, Colorado 80201-0840
         Attention: Senior Vice President and
         General Counsel

     b.  to the Executive:

         EXECUTIVE NAME
         STREET ADDRESS
         CITY, STATE  ZIP CODE

or to such other address as either party shall have previously specified in writing to the other.

     11.  No Attachment.

     Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     12.  Binding Agreement.


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     This Agreement shall be blinding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors and assigns.

     13.  Modification and Waiver.

     This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     14.  Headings of No Effect.

     The paragraph headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

     15.  Governing Law.

     This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Colorado without giving effect to the choice of law provisions in effect in such State.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Executive has signed this Agreement, all effective as of the date first above written.

                                              PUBLIC SERVICE COMPANY OF COLORADO


                                               By: _____________________________



                                               _________________________________
                                               EXECUTIVE NAME


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       SCHEDULE TO FORM OF KEY EXECUTIVE SEVERANCE AGREEMENT, AS AMENDED
                   ON AUGUST 22, 1995 AND NOVEMBER 27, 1995



                                    ORIGINAL
                                    EFFECTIVE           AMENDMENT
EXECUTIVE                             DATE               DATE(S)
------------------------------  -----------------  --------------------

     Delwin D. Hock             November 26, 1991     August 22, 1995
                                                     November 27, 1995

     Wayne H. Brunetti          July 18, 1994         August 22, 1995
                                                     November 27, 1995

     Richard C. Kelly           November 26, 1991     August 22, 1995
                                                     November 27, 1995

     Patricia T. Smith          December 5, 1994      August 22, 1995
                                                     November 27, 1995

     W. Wayne Brown             August 22, 1995      November 27, 1995

     Ross C. King               August 22, 1995      November 27, 1995

     Earl E. McLaughlin, Jr.    August 22, 1995      November 27, 1995

     Ralph Sargent III          August 22, 1995      November 27, 1995

     Marilyn E. Taylor          August 22, 1995      November 27, 1995


NOTE: The terms of the severance agreements that were executed with each of the above executives are substantially identical, except for the date of execution.

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